Exhibit 10.4

CABOT OIL & GAS CORPORATION

CHANGE IN CONTROL AGREEMENT

WHEREAS, Cabot Oil & Gas Corporation, a Delaware corporation (the “Company”), and         (“Executive”) entered into an agreement (the “Agreement”) providing that the Company will pay certain benefits in the event of a change in control of the Company, as described in the Change in Control Agreement; and

WHEREAS, the Company and Executive desire to amend the Agreement, as set forth below; and

WHEREAS, the Company’s Board of Directors by action taken on May 23, 2021, approved such amendment to the Agreement;

NOW, THEREFORE, for the reasons set forth above, in consideration of Executive’s continuing service to the Company after the effective date hereof, and compensation paid therefor, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as of May 23, 2021, clause (III) of the definition of a “Change in Control” in the Agreement is hereby amended and restated to read as follows:

“(III) Consummation of (A) a reorganization, merger or consolidation involving the Company or involving the issuance of shares of common stock of the Company, (B) an acquisition by the Company, directly or through one or more subsidiaries, of another entity or (C) a sale or other disposition of all or substantially all of the assets of the Company (any such transaction described in the immediately preceding clause (A), (B) or (C) being a “Business Combination”) in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common equity of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation, or the similar managing body of a non-corporate entity, resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or”

IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officer, and Executive have executed this amendment as of                           , 2021, but effective as of May 23, 2021.

CABOT OIL & GAS CORPORATION

By:
[NAME]
[TITLE]

EXECUTIVE

[NAME]

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